Exhibit 99.1

Newark, NY – February 3, 2011 – IEC Electronics Corp. (NYSE Amex: IEC) announced its unaudited results for the first quarter of fiscal 2011 ending December 31, 2010.

The Company reported revenue of $28.7 million for the quarter, operating income of $1,963,000 and net income of $1,049,000 or $0.11 per diluted share.  This compares to revenue in the prior year first quarter of $18.1 million, operating income of $1,313,000 and net income of $754,000 or $.08 per diluted share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “As previously announced, we acquired Southern California Braiding, Inc. (“SCB”) on December 17, 2010.  Between December 17 and our quarter end, we incurred approximately $70,000 of transitional start-up expenses.  The more time we spend with SCB the more excited we become with the prospects for this acquisition and cross selling opportunities.  As it was so near the end of the reporting period, the acquisition had almost no impact on our first quarter results.  We enjoyed a strong quarter with continued sales, earnings and cash flow growth.  During the quarter, we also experienced some challenges introducing a number of new projects while also managing an unusual level of product mix variations, resulting in some temporary inefficiencies amounting to approximately $200,000.  With these first quarter inefficiencies behind us we remain confident in our outlook for 2011.”

For the first quarter of 2011, IEC reported earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.4 million or $0.25 per diluted share, compared to EBITDA of $1.4 million or $0.15 per diluted share in the first quarter of 2010.  As mentioned in the past, the Company views EBITDA as a useful measure of its operating performance because it eliminates the aberrations produced by its net operating loss carryforward (NOL), and enables the investment community to better evaluate long-term profitability and cash flow being generated by the Company.  IEC’s remaining NOL for federal and state taxes is approximately $33.2 million.

Gilbert also observed, “Some of our customers who were experiencing difficulty during the recession have begun to recover.  Their commercial outlook is substantially brighter and we expect to reap the benefit of that growth, in addition to the market share gains we have made.  We believe our increased market share is a result of the continued high level of commitment our employees have to deliver for our customers…. Absolutely, Positively Perfect and On Time(sm).”

Conference Call
IEC will host a conference call with investors at 10:00 a.m. Eastern time today, February 3, 2011 to discuss its financial results for the quarter ended December 31, 2010.  The call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210.  International callers may access the call by dialing 1-201-689-8049.  To access a live webcast of the conference call, log onto the IEC website at http://www.iec-electronics.com or http://www.InvestorCalendar.com.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 366229.

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors.  The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets.  The ISO13485 certification supports the quality requirements of medical device markets.  The Company is also ITAR registered and NSA approved under the COMSEC standard.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, and Albuquerque, NM and Bell Gardens, CA.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2010 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Susan E. Topel-Samek	John Nesbett or Jennifer Belodeau
	Vice President & CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	stopel@iec-electronics.com	jbelodeau@institutionalms.com